Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated 16 May 2018, relating to the financial statements of National Grid plc and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended 31 March 2018, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ DELOITTE LLP

London, United Kingdom

4 June 2018